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                                                                EXHIBIT 10.10(c)

                              (EDDIE BAUER(R) LOGO)
                                   SINCE 1920

NAME:                                Tim McLaughlin
START DATE:                          March 21, 2005
POSITION:                            Chief Financial Officer
BASE SALARY:                         $250,000
INCENTIVE POTENTIAL:                       70%
GUARANTEED 2005 INCENTIVE:           $ 87,500
ANNUAL EXECUTIVE PERSONAL ALLOWANCE: $ 14,000

AREAS OF RESPONSIBILITY:

In your role as Chief Financial Officer of Eddie Bauer, Inc. (the "Company"), you will be responsible for providing strategic financial direction to the Company. You will report to the Chief Operating Officer of the Company.

BASE SALARY AND EXECUTIVE PERSONAL ALLOWANCE

Your Base Salary and Annual Executive Personal Allowance will be paid in equal amounts, over twenty-six (26) pay periods. Each pay period represents a two-week span of time beginning on a Monday and ending on the Friday of the following week. Payment is dispersed the Friday of the week after the conclusion of each pay period.

ANNUAL INCENTIVE PLAN:

During your employment with the Company, you will participate in the Company Annual Incentive Plan (the "Annual Incentive Plan") in accordance with the terms and conditions as in effect from time to time. Your annual Incentive target under the Annual Incentive Plan is 70% of your Base Salary. Payment under the Annual Incentive Plan will occur if the Company reaches target performance goals. The payout occurs after Annual Incentive Plan year results are finalized and at the same time incentive payments under the Annual Incentive Plan are paid to all other participants. If you voluntarily resign or are terminated due to Misconduct prior to the payout you will not be eligible to receive any payments under the Annual Incentive Plan.

GUARANTEED 2005 INCENTIVE:

For 2005, you will receive a guaranteed minimum bonus payout under the Annual Incentive Plan in the amount of $87,500. This amount represents 50% of your annual target. You are eligible for the other 50% if Plan performance reaches or exceeds the target. If the Plan performance exceeds the target your payout would be increased accordingly. If you voluntarily resign or are terminated due to misconduct prior to the payout you will not be eligible to receive the incentive payment.

ANNUAL MERIT REVIEW:

Your salary will be subject to an annual merit review during the Company's performance review cycle occurring in March each year, beginning with the review cycle in 2006 for performance in 2005. Any merit amount will be prorated based on your date of hire.


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ADDITIONAL CURRENT BENEFITS

BENEFITS PACKAGE: Eddie Bauer provides a competitive package of benefit plans including medical, dental, vision and 401(k). The Company reserves the right to amend or modify the benefits plans at any time.

ASSOCIATE DISCOUNT: Associates, and their eligible dependents, receive a 30% merchandise discount at Eddie Bauer.

VACATION ACCRUAL: You accrue vacation hours at the rate of four (4) weeks per year. In addition to your vacation accrual, you will be eligible for four (4) personal days per year.

SEVERANCE BENEFITS: In the event your position is eliminated and you are not offered a similar position in terms of scope of responsibility with the Company and your employment is terminated by the Company for reasons other than Misconduct during the first twelve months of employment, the Company agrees to provide nine months of severance determined based on your highest Base Salary in the past year, payable in lump sum on the first payroll following your termination. In the event of job elimination after this initial twelve-month period, your severance benefits will be governed by the Company Severance Pay Plan in effect at the time of such termination. Additionally, the Company will provide six months of medical insurance under COBRA at the associate rate. In the event of job elimination after this initial twelve-month period, your COBRA medical coverage will be governed by the Company Severance Pay Plan in effect at the time of such termination. You will not be eligible for any benefits under this section in the event of voluntary separation, or termination by the Company for Misconduct. Any payments pursuant to this section will be subject to your execution of a waiver and release of claims against the Company substantially in a form satisfactory to the Company.

Misconduct is defined for purposes of this agreement as (i) a material breach of your obligations hereunder which is not cured within fifteen (15) days after written notice thereof is given to you, (ii) willfully engaging in misconduct with regard to the Company or in connection with your duties that is injurious to the business, reputation, character, or community standing of the Company,
(iii) your conviction in a court of law of or the pleading of guilty to, any felony or any crime involving moral turpitude, (iv) a material violation of any duty of loyalty to the Company or its affiliates.

ADDITIONAL EXECUTIVE PROGRAMS

As an officer of the Company you will also be eligible to participate in the following currently offered executive programs. The plans highlighted here are detailed in plan documents. Please refer to those documents for more information. Nothing said here is intended to alter their meaning and in the event of any conflict the terms of the legal plan documents control. The Company reserves the right to amend or terminate the plans at any time.

     EXECUTIVE LIFE INSURANCE PLAN: provides four times annual base salary. The Company pays the full cost of the program.

     ANNUAL EXECUTIVE PERQUISITE ALLOWANCE: provides an allowance for auto expenses and/or financial, tax and estate planning. The Annual Executive Perquisite Allowance is paid in equal installments described above. Your Annual Executive Perquisite Allowance will be pro-rated for the number of pay periods remaining in the year.


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     CORPORATE CREDIT CARD: you will be issued a corporate credit card to provide payment for business related expenses.

WITHHOLDING TAXES

All payments hereunder will be subject to any and all applicable federal, state local and foreign withholding taxes.

Please sign and return one copy to confirm your acceptance and understanding of your compensation package.

/s/ Tim McLaughlin                      3/14/05
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Tim McLaughlin                          Date

/s/ Fabian Mansson                      3/14/05
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Fabian Mansson                          Date

No representative of the company has the authority to enter in to an agreement contrary to the foregoing, except in writing signed by you, the President of the Company and Divisional Vice President, Human Resources.


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